Exhibit 2.2

Infinity Energy Resources, Inc.

_______________

_______________

March 31, 2021

Core Energy, LLC

_______________

_______________

_______________

Re: Acquisition of leasehold interest in certain oil and gas properties in the Central Kansas Uplift geological formation

Reference is made to the Asset Purchase and Sale Agreement, (the “APA”) dated as of December 14, 2020 between Infinity Energy Resources, Inc. (the “Company” nor “Purchaser”) and Core Energy, LLC (the “Seller”). Capitalized terms not otherwise defined in this letter agreement, shall their respective meanings ascribed to them in the APA.

This confirms our understanding with respect to the closing date and the effective date of acquisition and the treatment of operations of the lease from the effective date through the closing date:

(a) Closing Date of the Acquisition. The parties have agreed that the closing date of the acquisition of leasehold interest in certain oil and gas properties in the Central Kansas Uplift geological formation (the “Oil Properties”) as further described in the APA will be April 1, 2021 or as soon thereafter as the parties can execute the closing. The parties agree that the Company will provide the required payment pursuant to the APA to the Seller and the Seller will execute the underlying assignments and cause them to be recorded in the appropriate counties.

(b) Effective Date of the Acquisition. The parties have agreed that the effective date of the commencement of the Company’s responsibilities as owner of the Oil Properties will be January 1, 2021 for purposes of the proration of lease revenue, expense, taxes and similar items. Paragraph (c) below represents the parties best estimate of the proration of revenue and expenses.

(c) Proration of Revenues and Expenses from January 1, 2021 effective date through the April 1, 2021 closing date. The parties agree that the following table represents the parties best estimate of expected revenue and expenses subject to proration adjustments pursuant to this side agreement:

Item Description	Revenue	Expense	Comments
January 13, CHS McPherson Oil sold	$6,979.67		Paid to Core Energy, LLC
January 31, 2021 Operating Statement from Popp Operating		$19,961.16	Paid by Core Energy, LLC
February 28, 2021 Operating Statement from Popp Operating		$19,220.06	Unpaid
March 31, 2021 Operating Statement from Popp Operating		$13,113.13	Unpaid
Oil in storage tank unsold	Estimated to be at least 400 Barrels of Oil available to sell at the closing date. Such unsold oil in storage will be Infinity’s revenue upon sale.		Unsold

(d) Agreement of Proration of Revenues and Expenses from January 1, 2021 effective date through the April 1, 20201 closing date. The parties agree that the Company will reimburse Seller a total of $12,981.49 representing the January expenses paid by Seller in excess of the January 2021 oil revenues received by the Seller. In addition, the parties agree that the Company will assume the obligation to pay Popp Operating a total of $32,333.19 representing the unpaid lease expense invoices for February and March 2021. Further, the parties agree that all existing unsold crude oil in the gun barrel and storage tanks on the Oil Properties as of the closing date will be paid to the Company when sold. Such unsold oil is estimated to be in excess of 400 barrels as of the closing date.

(e) The parties have agreed that the payments required to the Seller under this letter agreement will be made as of the closing date as described herein.

(f) This letter agreement shall be deemed to be a Transaction Document for all purposes under the APA. To be free from doubt, this letter agreement shall be subject to all the rights and obligations of the Company and Seller under the Transaction Documents.

Kindly confirm your agreement with the above, by signing below in the space indicated and by PDFing a signed copy of this letter agreement, via email to the undersigned at ________________.

Infinity Energy Resources, Inc.

By:	/s/ Stanton E. Ross
Name:	Stanton E. Ross
Title:	CEO, President & Chairman

Consented and agreed to:

Core Energy, LLC

By:
Name:
Title:	Managing Member

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